Exhibit 99.3
AT THE COMPANY
Don Hildebrand
or
Jennifer Nelms
(404) 727-0971
GEOVAX SUCCESFUL HIV/AIDS VACCINE TRIAL DATA
PRESENTED AT AIDS VACCINE 2007 CONFERENCE
ATLANTA – September 12/PRNewswire First Call/ — GeoVax Labs, Inc. (OTC:BB GOVX), an Atlanta based biotechnology company, announced the presentation of successful human trial results for its HIV/AIDS vaccines at the AIDS Vaccine 2007 Conference held August 20-23, 2007 in Seattle, Washington.
GeoVax HIV/AIDS human trial results were presented by Dr. Paul Goepfert, MD in a talk “HIV-1 DNA Prime followed by Recombinant MVA Boost is Well Tolerated and Immunogenic When Administered to Healthy Seronegative Adults.” Dr. Goepfert, from the University of Alabama-Birmingham, is Protocol Chair of HVTN 065, a series of human clinical trials currently evaluating GeoVax’s HIV/AIDS vaccine.
GeoVax HIV/AIDS vaccine trial data was presented to over 900 AIDS researchers at the week long conference. Conference Chair, Dr. Lawrence Corey stated, “It has become clear that a preventative vaccine is essential to controlling the global AIDS epidemic.” The AIDS Vaccine 2007 Conference was organized under the guidance of the Global HIV Vaccine Enterprise, an alliance of independent global organizations dedicated to accelerating preventative AIDS vaccine development.
The conference reported the AIDS epidemic continuing as a global threat with the disease increasing in every region of the world, especially East and Central Asia and Eastern Europe where AIDS incidence was 21% higher in 2006 than in 2004.
Key GeoVax HIV/AIDS Vaccine Human Trial conclusions presented at the AIDS Vaccine 2007 Conference included:
-	GeoVax DNA and MVA vaccines are safe and immunogenic (stimulate anti-HIV/AIDS immune responses) at both low (1/10th) dose and full doses.

-	GeoVax vaccines were well tolerated with no or mild local and systemic reactions in the majority of trial participants.

-	80% of both the low and full dose trial participants responded to the vaccine which stimulated highly desirable anti-HIV T-cell (white blood cell) and antibody responses.

-	More volunteers had antibody responses to the full dose than to the 1/10th dose vaccine, whereas response rates for T cells were similar for the 1/10th and full dose.

-	2nd MVA vaccination positively increased the number of CD8 T cell responders and antibody responders.

-	Excellent results led to authorization to start two new trials with GeoVax HIV/AIDS vaccines which began in June 2007.
These human trials, utilizing GeoVax’s HIV/AIDS vaccines, are conducted by the HIV Vaccine Trials Network (HVTN) based in Seattle, Washington. The HVTN, funded and supported by the National Institutes of Health (NIH), is the largest worldwide clinical trials program devoted to the development and testing of HIV/AIDS vaccines. Preclinical work enabling development of the clinical evaluation of

GeoVax’s DNA and MVA vaccines was also funded and supported by the NIH National Institute of Allergy and Infectious Diseases (NIAID).
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About GeoVax Labs, Inc. (www.geovax.com)
GeoVax Inc. is an Atlanta, Georgia USA biotechnology company, established to develop, manufacture, license and commercialize human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents. GeoVax’s vaccine technology is protected by 20 issued and filed patent applications.
GeoVax’s DNA and Recombinant MVA HIV/AIDS vaccines:
•	Uses DNA for priming the vaccine responses and recombinant MVA to boost the vaccine response (DNA/MVA vaccine)

•	Protected 22 of 23 (96%) non-human primates for over 3 1/2 years post-infection with an AIDS causing virus – 5 of 6 non-vaccinated controls died of AIDS within the 1st year of infection. These trials used a prototype SIV/HIV vaccine for the HIV vaccine that is being advanced in human trials

•	Are manufactured and tested under GMP/GLP – EMEA (EU) and FDA guidelines

•	Satisfactorily completed early Phase 1 human clinical trials for a DNA HIV/AIDS vaccine

•	Are currently in 4 ongoing human trials started in 2006 with positive immune responses reported in the majority of vaccine recipients as well as good vaccine safety

•	Are in planning stage for a larger Phase 2 trial tentatively scheduled for 2008
For further information, contact Donald Hildebrand or Jennifer Nelms at (404) 727-0971 or visit www.geovax.com.
Safe Harbor Statement: All statements in this news release, not statements of historical fact, are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, whether; GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be determined to be safe for use in humans, GeoVax’s vaccines will be effective in preventing AIDS in humans, the vaccines will receive the regulatory approvals necessary to be licensed and marketed, GeoVax can raise the required capital to complete development of its vaccines, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, and other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. Certain matters discussed in this news release are forward- looking statements involving certain risks and uncertainties including, without limitations, risks detailed in the Company’s Securities and Exchange Commission filings and report.